Exhibit 4.11

FORM OF

OFFICERS’ CERTIFICATE OF

DESIGNATION OF TERMS OF SECURITIES

Each of the undersigned officers (each an “Officer” and collectively the “Officers”) of Radian Group Inc., a Delaware corporation (the “Company”), hereby certifies pursuant to Sections 2.02 and 2.05 of the Senior Indenture dated as of June 7, 2005 (the “Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), as successor trustee to Wells Fargo Bank, NA, relating to the Company’s 9.000% Senior Notes due 2017 (the “Notes”), that:

1. Pursuant to the authority granted to them by the Company’s Board of Directors on                     , 2013, the Officers do hereby approve the issuance by the Company of up to $195,176,000 in aggregate principal amount of securities in exchange for the same principal amount of the Company’s existing 9.000% Senior Notes due 2017. The new securities are hereby approved and established as a series of securities (the “Notes”) under Section 2.02(b) of the Indenture, titled “9.000% Senior Notes due 2017” and having the specific terms set forth on Attachment A hereto, “Terms of the Securities.”

2. Each Officer has read all of the provisions of the Indenture relating to the conditions precedent to, or covenants applicable to, the issuance of securities under the Indenture, and the definitions in the Indenture relating thereto, and the authentication by the Trustee of the Global Security therefor.

3. Each Officer has examined the Indenture and such other related documents as such Officer deemed necessary or appropriate to enable him to give this Officers’ Certificate.

4. In each Officer’s opinion, such Officer has made such examination or investigation as is necessary to enable such Officer to express an informed opinion as to whether all conditions precedent provided for in the Indenture relating to the issuance of the Notes and the authentication by the Trustee of the Global Security therefor (including any covenant compliance with which constitutes a condition precedent) have been complied with.

5. In each Officer’s opinion, all such conditions precedent to the issuance of the Notes under the Indenture have been complied with.

All capitalized terms in this Officers’ Certificate not otherwise defined in this Officers’ Certificate (including Attachment A hereto) have the meanings assigned to them in the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have hereunto signed their names as of this day of                     , 2013.

RADIAN GROUP INC.

By:
C. Robert Quint, Executive Vice President and Chief Financial Officer

By:
Edward J. Hoffman, Executive Vice President and General Counsel

I, Tami Bohm, the duly elected and incumbent Assistant Secretary of the Company, do hereby certify on behalf of the Company that: (i) C. Robert Quint is the duly elected, qualified and acting Executive Vice President and Chief Financial Officer of the Company, (ii) Edward J. Hoffman is the duly elected, qualified and acting Executive Vice President and General Counsel of the Company, and (iii) the signatures of C. Robert Quint and Edward J. Hoffman set forth above are their genuine signatures.

IN WITNESS WHEREOF, the undersigned has hereunto signed her name as of this day of                     , 2013.

RADIAN GROUP INC.

By:
Tami Bohm, Assistant Secretary

[Signature page to Officers’ Certificate of Designation of Terms of Securities]

Attachment A

Terms of the Securities

RADIAN GROUP INC.

(1) The title of the Securities	9.000% Senior Notes due 2017 (the “Notes”)

(2) The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes that are authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.09, 2.10, 2.12, 3.06 or 10.05 of the Indenture or any Notes that, pursuant to Section 2.05 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture)	$195,176,000 in aggregate principal amount of the Notes are to be authenticated and delivered under the Indenture.

(3) The date on which the principal of and premium, if any, on the Notes is payable (or the method for determining this date)	The date on which the principal of the Notes shall be payable is June 15, 2017, unless such date is not a Business Day, in which case such payment will be made on the next succeeding day that is a Business Day, and no interest will accrue for the period from and after such specified principal payment date. Payment in respect of any such delay will have the same force and effect as if made on the date the payment was originally payable. No premium will be paid on the Notes at the time they become so payable.

(4) With respect to interest on the Notes:

(a) The rate at which the Notes will bear interest (or the method for calculating such rate)	The unpaid principal amount of the Notes shall bear interest at a rate of 9.000% per annum, until paid or duly provided for.

(b) The date from which interest shall accrue (or the method by which such date shall be determined)	Interest on the Notes will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for or, in the case of the first interest payment hereunder, from and including the date of issuance. Payments of interest on the Notes will include interest accrued to, but excluding, the respective Interest Payment Dates.

(c) The Interest Payment Dates on which interest shall be payable	Interest on the Notes will be payable semiannually in arrears on December 15 and June 15 of each year, beginning June 15, 2013.

(d) The right of the Company to defer or extend an Interest Payment Date	If an Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, and no interest on such payment will accrue for the period from and after such Interest Payment Date. Payment in respect of any such delay will have the same force and effect as if made on the date the payment was originally payable.

(e) The record date for interest payable on the Notes on any Interest Payment Date and the basis upon which interest shall be calculated	The record date for interest payable on the Notes will be December 1 or June 1, as the case may be, immediately preceding the applicable Interest Payment Date. Interest payments shall be computed and paid on the basis of a 360-day year of twelve 30-day months.

(5) The place where the principal of, premium, if any, and interest on the Notes shall be payable, where Notes may be surrendered for registration of transfer or exchange pursuant to Section 2.06 of the Indenture and notices and demands to or upon the Company in respect of the Notes and the Indenture may be served and notices to holders of the Notes pursuant to Section 11.02 of the Indenture will be published

The Paying Agent initially shall be the Trustee. Payments in respect of the Notes shall be made at the office of the Paying Agent, which is located at 60 Livingstone Avenue, St. Paul, MN 55107.

The place where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served shall be the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York. This office currently is located at 100 Wall Street, New York, NY 10005.

Any notices required to be given to Holders of the Notes will be given to the Depositary of the Notes, which initially shall be the Depository Trust Company (“DTC”). Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners of the Notes will be governed by arrangements among them, subject to any statutory requirements as may be in effect from time to time.

(6) The terms and conditions (including the periods, price or currency) upon which the Notes may be redeemed, in whole or in part, at the option of the Company (and, if other than as set forth in Section 3.03 of the Indenture, the manner in which the Notes shall be selected for redemption if less than all of the Notes are to be redeemed)

The Company may redeem some or all of the Notes, in its sole discretion, at any time or from time to time at a redemption price (the “Redemption Price”) equal to the greater of:

•   100% of the aggregate principal amount of the Notes to be redeemed; or

•   the sum of the present value of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (defined below) plus 50 basis points, as calculated by an Independent Investment Banker.

In each case, the Redemption Price shall be payable together with accrued and unpaid interest on the Notes to be redeemed on the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•   the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted

Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•   if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the second business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed, or “Remaining Life”.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means:

• Merrill Lynch, Pierce, Fenner & Smith Incorporated and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by the Company and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and

• any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. If less than all of the Notes are to be redeemed, the Trustee will select which Notes are to be redeemed on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

If the Company has given notice of redemption, the Notes so to be redeemed shall, on the date of redemption, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company defaults in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the date of redemption at 9.000% per year.

If the redemption date of the Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the earlier redemption date. Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid (or as otherwise provided in (4)(b) above), as the case may be, to, but excluding, the redemption date.

(7) The obligation, if any, of the Company to redeem or purchase the Notes:

(a) Pursuant to any sinking fund or analogous provisions	Not Applicable.

(b) Upon the happening of a specified event or at the option of a holder of the Notes (including the applicable terms and conditions upon which the Notes shall be redeemed or purchased)	Not Applicable.

(8) The denominations in which the Notes shall be issuable	The Notes shall be issuable in denominations of $1,000 or integral multiples of $1,000.

(9) The currency in which the principal, of, premium, if any, and interest on the Notes shall be payable or in which the Notes shall be denominated (including any applicable provisions) if other than U.S. dollars	Not Applicable.

(10) If principal, premium, if any, or interest on the Notes is payable, at the election of the Company or a Holder of the Notes, in a currency other than that in which the Notes are denominated or designated to be paid, the currency in which such payments are to be made, the terms and conditions of such payment and the manner in which the exchange rate shall be determined	Not Applicable.

(11) If the manner in which payments of principal, premiums, if any, or interest on the Notes is to be made shall be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined (including any special voting or defeasance provisions)	Not Applicable.

(12) If other than the principal amount, the portion of the principal amount of the Notes which shall be payable upon declaration of acceleration pursuant to Section 6.02 of the Indenture or the method by which such portion shall be determined	Not Applicable.

(13) The Person to whom any interest on the Notes shall be payable	Subject to Section 2.03(b) of the Indenture, interest will be paid to the Persons in whose names the Notes are registered at the close of business on the regular record date immediately preceding the date fixed for payments of interest on the Notes. Any interest that is not punctually paid or duly provided for will cease to be payable to Holders on the record date immediately preceding the date fixed for payments of interest on the Notes and will be paid to the Persons who are Holders on a subsequent special record date, in each case at the rate set forth in the Notes.

(14) Any provisions granting special rights to Holders of the Notes upon the occurrence of a specified event	None, other than as set forth in the Indenture.

(15) Any deletions from, modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture or Covenants of the Company set forth in Article 4 of the Indenture

The following Events of Default shall be added to Section 6.01 of the Indenture:

1.      a default on the payment of any scheduled principal of the Company’s Indebtedness or any Indebtedness of any of the Company’s Designated Subsidiaries (other than the Notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million, when due and payable after giving effect to any applicable grace period; or

2.      a default in the performance of any other term or provision of any of the Company’s Indebtedness or any Indebtedness of any of the Company’s Designated Subsidiaries (other than the Notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million;

where, in the case of either of the foregoing, such default results in such Indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding, a written notice specifying such default or defaults.

The Notes will include the following additional covenants:

•   Neither the Company nor any of its Subsidiaries shall create, assume, incur or permit to exist any Indebtedness secured by any lien on the present or future capital stock of any Designated Subsidiary unless the Notes, and at the Company’s election, any other Indebtedness of the Company that is not subordinate to the Notes and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated, to provide such security, are secured equally and ratably with such Indebtedness for at least the time period this Indebtedness is so secured. Notwithstanding the foregoing, the Company may, without securing the Notes or such other Indebtedness, incur liens existing on such capital stock before the acquisition thereof by the Company or any Designated Subsidiary so long as (1) such lien was in existence prior to, and is not created in contemplation of or in connection with, such acquisition, (2) such lien will not apply to capital stock of any other Designated Subsidiary and (3) such lien will secure only those obligations which it secures on the date of such acquisition, and extensions, renewals and replacements of the foregoing liens that do not increase the outstanding principal amount secured by such liens and do not extend to capital stock of any other Designated Subsidiary.

•   Neither the Company nor any of the Designated Subsidiaries shall issue, sell, transfer or dispose of capital stock of a Designated Subsidiary, except to the Company or one of its Subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless (1) the Company disposes of the entire capital stock of the Designated Subsidiary at the same time for cash or property which, in the opinion of the Company’s board of directors, is at least equal to the fair market value of the capital stock or (2) the Company sells, transfers or otherwise disposes of any capital stock of a Designated Subsidiary for at least fair market value (in the opinion of the Company’s board of directors) and, after giving effect thereto, the Company and its Subsidiaries would own more than 80% of the issued and outstanding voting stock of such Designated Subsidiary.

“Designated Subsidiary” means any present or future consolidated Subsidiary, the consolidated stockholders’ equity of which constitutes at least 15% of the Company’s consolidated stockholders’ equity.

“Indebtedness” means, with respect to any Person:

1.      the principal of, and any premium and interest on, indebtedness of the Person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that Person is responsible or liable;

2. all capitalized lease obligations of that Person;

3.      all obligations of that Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred purchase price due and payable within 90 days);

4.      all obligations of that Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business;

5.      all obligations of that Person under interest swap agreements, interest rate cap agreements and interest collar agreements and other agreements or arrangements designated to protect that Person against fluctuations in interest rates;

6.      all obligations of the type referred to above of other Persons and all dividends of other Persons for which that Person is responsible or liable as obligor, guarantor or otherwise, except Indebtedness shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) financial guaranties made by an insurance company (including a financial guaranty company) as an incident to the conduct of its insurance business and in the ordinary course of such business;

7. all obligations of the type referred to above of other Persons secured by any lien on any property or asset of that Person; and

8. any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Notwithstanding the foregoing, for the purposes of the additional Events of Default set forth in clauses (1) and (2) under Events of Default above, (i) Indebtedness of a Person will not include any Conduit Indebtedness or any Insured Indebtedness of that Person or any guaranty of that type of Indebtedness by such Person in the ordinary course of its business, and (ii) in connection with the purchase by a Person of any business, the term Indebtedness will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing so long as at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due.

“Conduit Indebtedness” means, with respect to a Person, Indebtedness of a special purpose entity or Subsidiary of such Person that is consolidated on such Person’s financial statements in accordance with GAAP so long as (i) the proceeds of such debt are used by such special purpose entity or Subsidiary to make loans to, or to purchase assets from, another Person that is not an affiliate of such Person, in the ordinary course of business and (ii) such Indebtedness and/or any payment with respect to accounts receivable and other assets underlying such Indebtedness are guaranteed by the former Person or one or more of its Subsidiaries, in the ordinary course of business.

“Insured Indebtedness” means, with respect to a Person, any Indebtedness of such Person or its Subsidiaries that is guaranteed by such Person or another Subsidiary of such Person that is an insurance company (including a financial guaranty company) so long as the proceeds of such Indebtedness are used to purchase securities, instruments, notes or other obligations issued or owed by a Person that is not an affiliate of such Person, in the ordinary course of business.

(16) With respect to Notes held by non-U.S. Persons:

(a) Circumstances under which the Company will pay additional amounts on the Notes in respect of taxes, assessments and similar charges withheld or deducted (including applicable procedures and documentation)

Not Applicable.

(b) Whether the Company will have the option to redeem the Notes rather than pay such additional amounts (and the terms of any such option)	Not Applicable.

(17) The form of the Notes	The Notes shall be in substantially the form set forth in Exhibit A-1 hereto.

(18) The applicability to the Notes of Sections 9.02 (Legal Defeasance and Discharge) and 9.03 (Covenant Defeasance) of the Indenture or such other means of legal or covenant defeasance as may be specified for the Notes	Sections 9.02 and 9.03 of the Indenture shall apply to the Notes.

(19) The identity of the Registrar, Conversion Agent (if any) and any Paying Agent, if other than the Trustee	The Trustee will serve as the initial Registrar and initial Paying Agent with respect to the Notes.

(20) If the Notes will be issued, in whole or in part, in global form:

(a) The Depositary for the Notes	The Notes will be issued in the form of one or more Global Securities. On the date of closing of the sale of the Notes, each Global Security will be deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee.

(b) Whether beneficial owners of interests in the Notes in global form may exchange such interests for certificated Notes (to be registered in the names of or to be held by such beneficial owners or their nominees and to be of like tenor of any authorized form and denomination); and if other than as provided in Section 2.09 of the Indenture, the circumstances under which an exchange may occur

Except under the circumstances described below, the Notes represented by the Global Security or Global Securities will not be exchangeable for, and will not otherwise be issuable as, Notes in certificated form and the owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated Notes and will not be considered the registered holders of the Notes for any purpose, including receiving payments of principal or interest. The Global Securities may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a Successor Depositary or its nominee.

A Global Security shall be exchangeable for certificated Notes registered in the names of Persons other than the Depositary or its nominee only if: (1) DTC notifies the Company that it is unwilling or unable to continue as Depositary or if at any time, DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered in accordance with applicable law or regulation and, in either case, no successor Depositary shall have been appointed by the Company within 60 days; (2) the Company in its sole discretion determines that the Global Securities shall be so exchangeable; or (3) if an Event of Default under the Indenture occurs.

The certificated Notes issued in exchange for Global Securities shall be in the same minimum denominations and be of the same aggregate principal amount and tenor as the portion of each Global Security to be exchanged.

(21) The designation of the Depositary	Each Global Security will be registered in the name of Cede & Co., as DTC’s nominee.

(22) Any restrictions on the registration, transfer or exchange of the Notes	The Notes will be issued in the form of one or more Global Securities. DTC facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. Transfers of ownership interests in the Notes are to be accompanied by entries made on the books of participants acting on behalf of beneficial owners of the Notes. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at its Internet Website at http://www.dtcc.com. The Company has placed no additional restrictions on the registration, transfer or exchange of the Notes other than as set forth in the Indenture.

(23) Any certificates or other documents that must be received or conditions that must be satisfied, other than those specified in the Indenture, before the Notes may be issued or delivered (whether upon original issuance or upon exchange of a temporary Note or otherwise) or any installment of principal or interest may be paid	None.

(24) The terms and conditions of any right to convert or exchange the Notes into or for other securities or property of the Company	The Notes shall not be convertible into or exchangeable for any other securities or property of the Company.

(25) Whether the Notes are secured or unsecured (if secured, the security and related terms)	The Notes shall be the direct, unsecured obligations of the Company and will rank equally with each other and with all other existing and future unsecured and unsubordinated indebtedness of the Company.

(26) Any other terms applicable to the Notes (which shall not be inconsistent with the provisions of the Indenture), including any terms which may be required by or advisable under United States laws or regulations or advisable (as determined by the Company) in connection with the marketing of the Notes	None.

Exhibit A-1

(Face of Note)

9.000% Senior Note due 2017

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND, UNLESS AND UNTIL IT IS EXCHANGED FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE INDENTURE, (I) IS NOT TRANSFERABLE EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR SUCCESSOR NOMINEE, AND (II) MAY NOT BE EXCHANGED OR CANCELLED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No: 750236 AM3	$

RADIAN GROUP INC.

promises to pay to Cede & Co., or registered assigns, the principal sum of

DOLLARS ($        ) on June 15, 2017.

Interest Payment Dates: December 15 and June 15, commencing June 15, 2013.

Record Dates: December 1 and June 1.

RADIAN GROUP INC.

By:
C. Robert Quint, Executive Vice President
and Chief Financial Officer

This is one of the

Notes referred to in the

within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
, Authorized Officer

(Back of Note)

9.000% Senior Note due 2017

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Radian Group Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9.000% per annum from the date specified below until maturity or its earlier redemption. The Company shall pay interest semi-annually on December 15 and June 15 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be June 15, 2013. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the December 1 or June 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest and Section 2.03 of the Indenture with respect to Notes called for redemption. The Notes shall be payable as to principal and interest at the office or agency of the Paying Agent maintained for such purpose within or without Philadelphia, Pennsylvania, provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest on all Global Securities and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. U.S. Bank National Association, the Trustee under the Indenture, shall act as initial Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture dated as of June 7, 2005 (the “Indenture”) between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and in an Officers’ Certificate of Designation of Terms of Securities signed by the Executive Vice President and Chief Financial Officer and Vice President and Treasurer of the Company, pursuant to the authority granted to such officers by the Company’s Board of Directors, as set forth in an Officers’ Certificate provided to the Trustee on                     , 2013

in accordance with Section 2.02 of the Indenture, and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture, the Officers’ Certificate and the TIA for a statement of such terms. The Notes are general obligations of the Company. “Notes” means this Note and all other Notes of the series of which this Note is a part. The Notes are “Securities” within the meaning of the Indenture, and references in the Indenture to “Securities” (including terms such as “Global Securities”) include the Notes (and any “Global Notes” as used herein).

5. OPTIONAL REDEMPTION. The Notes may be redeemed, in whole or in part, at the option of the Company at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the Notes to be redeemed or (2) the sum of the present value of the remaining scheduled payments of principal of and interest on the Notes (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (defined below) plus 50 basis points, as calculated by an Independent Investment Banker. In each case, the redemption price is payable together with accrued and unpaid interest on the Notes to be redeemed on the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the second business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed, or “Remaining Life”.

“Comparable Treasury Price” means (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means:

•

Merrill Lynch, Pierce, Fenner & Smith Incorporated and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by the Company and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

6. MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. Notice of Redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. If less than all of the Notes are to be redeemed, the Trustee shall select which Notes are to be redeemed on a pro rata basis by lot or by such other method as the Trustee deems fair and appropriate, the Notes to be redeemed in whole or in part. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in all appropriate denominations. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not transfer or exchange any Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

9. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

10. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, error, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that does not adversely affect in any material respect the interests of the Holder, or to comply with the requirements of the SEC or to effect or maintain the qualification of the Indenture under the TIA and as otherwise permitted in the Indenture.

11. DEFAULTS AND REMEDIES. Each of the following constitutes an Event of Default: (a) the Company defaults in the payment when due of interest on, or with respect to, any Note and such default continues for a period of 30 days; (b) the Company defaults in the payment when due of principal of or premium, if any, on, or sinking fund payment, if any, with respect to, any Note when the same becomes due and payable at maturity, upon redemption or otherwise; (c) the Company fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture, with respect to any Note for 60 days after notice to comply; (d) certain events of bankruptcy or insolvency with respect to the Company; and (e) a default on (i) the payment of any scheduled principal of the Company’s Indebtedness or any Indebtedness of any of the Company’s Designated Subsidiaries (other than the Notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million, when due and payable after giving effect to any applicable grace period; or (ii) a default in the performance of any other term or provision of any of the Company’s Indebtedness or any Indebtedness of any of the Company’s Designated Subsidiaries (other than the Notes and non-recourse debt) having an aggregate principal amount outstanding of at least $50 million; where, in the case of either (i) or (ii), such default results in such Indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged, within a period of 15 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding, a written notice specifying such default or defaults.

“Indebtedness” means, with respect to any Person: (a) the principal of, and any premium and interest on, indebtedness of the Person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that Person is responsible or liable; (b) all capitalized lease obligations of that Person; (c) all obligations of that

Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred purchase price due and payable within 90 days); (d) all obligations of that Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business; (e) all obligations of that Person under interest swap agreements, interest rate cap agreements and interest collar agreements and other agreements or arrangements designated to protect that Person against fluctuations in interest rates; (f) all obligations of the type referred to above of other persons and all dividends of other persons for which that Person is responsible or liable as obligor, guarantor or otherwise, except Indebtedness shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) financial guaranties made by an insurance company (including a financial guaranty company) as an incident to the conduct of its insurance business and in the ordinary course of such business; (g) all obligations of the type referred to above of other persons secured by any lien on any property or asset of that Person; and (h) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Notwithstanding the foregoing, for the purposes of clause (e) under Events of Default in paragraph 11 above, (i) Indebtedness of a Person will not include any Conduit Indebtedness or any Insured Indebtedness of that Person or any guaranty of that type of Indebtedness by such Person in the ordinary course of its business, and (ii) in connection with the purchase by a Person of any business, the term Indebtedness shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing so long as at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due. “Conduit Indebtedness” means, with respect to a Person, Indebtedness of a special purpose entity or Subsidiary of such Person that is consolidated on such Person’s financial statements in accordance with GAAP so long as (i) the proceeds of such debt are used by such special purpose entity or Subsidiary to make loans to, or to purchase assets from, another Person that is not an affiliate of such Person, in the ordinary course of business and (ii) such Indebtedness and/or any payment with respect to accounts receivable and other assets underlying such Indebtedness are guaranteed by the former Person or one or more of its Subsidiaries, in the ordinary course of business. “Insured Indebtedness” means, with respect to a Person, any Indebtedness of such Person or its Subsidiaries that is guaranteed by such Person or another Subsidiary of such Person that is an insurance company (including a financial guaranty company) so long as the proceeds of such Indebtedness are used to purchase securities, instruments, notes or other obligations issued or owed by a Person that is not an affiliate of such Person, in the ordinary course of business.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class) may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes and other series of Securities affected (treating the Notes and such other series as a single class) may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium, if any, on the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture.

12. TRUSTEE DEALINGS WITH THE COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

13. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

14. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Facsimile No.: (215) 963-9658

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following exchanges of a part of this Global Security for an interest in another Global Security or for a Definitive Note, or exchanges of a part of another Global Security or Definitive Note for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

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